Exhibit 10.3
CREE, INC.
MANAGEMENT INCENTIVE COMPENSATION PLAN
(Effective for Fiscal Years beginning on or after June 27, 2016)

1.	PURPOSE

1.1.
The purpose of the Management Incentive Compensation Plan (the “Plan”) is to motivate and reward excellent performance, to attract and retain outstanding management, to create a strong link between individual performance and the Company's operating and strategic plans, to achieve greater corporate performance by focusing on results, and to encourage teamwork at the highest levels within the organization. The Plan rewards Participants with incentives based on their contributions and the attainment of specific corporate and individual goals.

1.2.	For purposes of this Plan, "Company" collectively includes Cree, Inc. (“Cree”) and its subsidiaries and affiliates as they exist from time to time.

2.	DEFINITIONS

2.1.
Annual Award Level - 70% unless set at a different percentage by the Compensation Committee of the Board of Directors (the “Compensation Committee”) for executive officers or the Chief Executive Officer (“CEO”) for all other Participants.

2.2.	Annual Corporate Performance Goals -one or more financial targets for a Plan Year, as recommended by the CEO and approved by the Compensation Committee.

2.3.	Base Salary - the Participant's annual base salary in effect on the last day of the Performance Period, except as otherwise provided in this Plan.

2.4.	Change In Control - for purposes of this Plan, a “Change in Control” will be deemed to have occurred upon the happening of any of the following events:

(i)
Any “Person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Act”), including a “group” (as that term is used in Sections 13(d)(3) and 14(d)(2) of the Act), but excluding the Cree Entities and any employee benefit plan sponsored or maintained by the Cree Entities (including any trustee of such plan acting as trustee), who together with its “affiliates” and “associates” (as those terms are defined in Rule 12b-2 under the Act) becomes the “Beneficial Owner” (within the meaning of Rule 13d-3 under the Act) of more than 50% of the then-outstanding shares of common stock of the Company or the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of its directors. For purposes of calculating the number of shares or voting power held by such Person and its affiliates and associates under this clause (i), there shall be excluded any securities acquired by such Person or its affiliates or associates directly from the Cree Entities.

(ii)
A sale or other disposition of all or substantially all of the Company's assets is consummated, other than such a sale or disposition that would not have constituted a Change of Control under clause (iv) below had it been structured as a merger or consolidation.

(iii)	The shareholders of the Company approve a definitive agreement or plan to liquidate the Company.

(iv)
A merger or consolidation of the Company with and into another entity is consummated, unless immediately following such transaction (1) more than 50% of the members of the governing body of the surviving entity were Incumbent Directors (as defined in clause (v) below) at the time of execution of the initial agreement providing for such transaction, (2) no “Person” (as defined in clause (i) above), together with its “affiliates” and “associates” (as defined in clause(i) above), is the “Beneficial Owner” (as defined in clause (i) above), directly or indirectly, of more than 50% of the then-outstanding equity interests of the surviving entity or the combined voting power of the then-outstanding equity interests of the surviving entity entitled to vote generally in the election of members of its governing body, and (3) more than 50% of the then-outstanding equity interests of the surviving entity and the combined voting power of the then-outstanding equity interests of the surviving entity entitled to vote generally in the election of members of its governing body is “Beneficially Owned”, directly or indirectly, by all or substantially all of the individuals and entities who were the “Beneficial Owners” of the shares of common stock of the Company immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction.

(v)
During any period of 24 consecutive months during the Participant's employment, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24 month period shall be deemed to have satisfied such 24 month requirement, and be an Incumbent Director, if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually, because they were directors at the beginning of such 24 month period, or by prior operation of this clause (v), but excluding for this purpose any such individual whose initial assumption of office is in connection with an actual or threatened election contest subject to Rule 14a-11 of Regulation 14A promulgated under the Act or other actual or threatened solicitation of proxies or consents by or on behalf of a “Person” (as defined in clause(i) above) other than the Board.

2.5.
Cree Entities - for purposes of this Plan, “Cree Entities” means the Company and its successors and assigns as well as any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code of 1986 as amended (the “Code”), as modified by Section 415(h) of the Code) which includes the Company; any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code, as modified by Section 415(h) of the Code) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Company; and any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.

2.6.
Participant - a senior level manager of the Company who reports directly to the Company's CEO or other key employee of the Company (other than the CEO) who has been identified by the CEO to participate in this Plan, subject to approval by the Compensation Committee in the case of executive officers or by the CEO for all other Participants.

2.7.	Performance Period - a fiscal period over which performance is measured and relative to which incentive amounts are calculated and paid to a Participant, as set forth in Section 4.

2.8.
Plan Administrator - the Company's Compensation Committee with respect to all decisions under the Plan concerning, affecting or related to the compensation of executive officers and the CEO with respect to all other aspects of the Plan.

2.9.	Plan Year - the Company's fiscal year.

2.10.
Retirement - the employee's voluntary termination of employment after he/she has reached the age of 55 years and has completed at least five years of service (full-time or full-time equivalent) with the Company so long as the employee has no immediate plans to work in the same or similar occupation with another employer or on a self-employed basis after such termination of employment.

2.11.
Quarterly Award Level - 7.5% per quarter (totaling 30% on an annualized basis) unless set at a different percentage by the Compensation Committee for executive officers or the CEO for all other Participants.

2.12.
Quarterly Award Results - a percentage reflecting achievement of the Quarterly Performance Goals in a fiscal quarter. The Quarterly Award Results will be 0% if the Quarterly Performance Goals are not achieved for the fiscal quarter.

2.13.	Quarterly Performance Goals - one or more financial targets established by the CEO for a fiscal quarter.

2.14.
Target Award Levels - annual Target Award Levels are expressed as a percentage of Base Salary and vary by position. A Participant's designated Target Award Level represents the award level for 100% achievement of all objectives by that Participant and the Company during a Plan Year.

3.	ELIGIBILITY

3.1.
To be eligible to participate in the Plan, a Participant must: (i) be a regular, full-time employee of the Company or a part-time employee regularly scheduled to work 30 hours or more per week who is paid through the Company's payroll system(s); and (ii) not be disqualified from participation in the Plan as provided below. A Participant is disqualified from participation in the Plan for any Performance Period in which: (i) the Participant is on disability leave, an unpaid leave of absence or a leave covered by worker's compensation insurance, or any combination of the foregoing, for the entire Performance Period, unless such disqualification is otherwise prohibited by law; (ii) the Plan Administrator exercises the right, as provided in Section 5.2 below, to terminate Participant's participation in the Plan prior to the end of such Performance Period on account of a material change in the Participant's duties and responsibilities; or (iii) the Participant is not employed by the Company on the last day of the Performance Period, except in the case of termination of employment due to the Participant's retirement, death or disability (meeting the requirements for benefits under the Company's long-term disability (LTD) plan or, in the case of a Participant who is not eligible to participate in the LTD plan, the determination by a qualified, objective medical professional that the Participant is disabled, as such term is defined in the LTD plan) or termination of employment after Change In Control as provided in Section 6.3. Moreover, unless approved by the Compensation Committee for executive officers or by the CEO for all other Participants, no Participant in this Plan may participate in any other Company incentive plan that provides for payment of additional cash compensation based on achievement of individual sales or performance goals and/or corporate, subsidiary or division financial or performance goals (including but not limited to the Employee Incentive Compensation Plan, any sales incentive or commission plan or any substantially similar incentive cash compensation program), whether or not there is a payout under such other plan for the Performance Period.

3.2.
The Plan Administrators reserve the right to disqualify an otherwise eligible Participant from receiving a payment under the Plan if the Company terminates the Participant's employment before payment is made, whether during or after the Performance Period, as a result of the employee engaging in any activity deemed by the Compensation Committee for executive officers or by the CEO for all other Participants to be detrimental to the Company, including without limitation, breach by the employee of any confidentiality, non-competition or non-solicitation obligation, or any act of fraud, misappropriation, embezzlement, or tortious or criminal behavior that adversely impacts the Company.

4.	AWARDS

4.1.
Awards are determined based on performance against Annual Corporate Performance Goals and Quarterly Performance Goals. Unless otherwise approved by the Compensation Committee for executive officers or by the CEO for all other Participants, 70% of a Participant's Target Award Level will be dependent upon achievement of Annual Corporate Performance Goals. The remaining 30% of a Participant's Target Award Level will be dependent upon achievement of Quarterly Performance Goals.

4.2.
The CEO will recommend and the Compensation Committee will approve Annual Corporate Performance Goals during the first fiscal quarter of each Plan Year. The statement of Annual Corporate Performance Goals will include a method of calculating a percentage reflecting the level of achievement of each financial measure comprising the goals, with full achievement of the target assigned 100% and failure to meet a specified threshold for the measure assigned 0%. Performance in excess of the target for the measure may be assigned percentages greater than 100%, up to a maximum percentage corresponding to a specified maximum amount for the measure. Unless otherwise provided in the statement of Annual Corporate Performance Goals, performance against each financial measure will be weighted equally in determining the amount of any annual award payout and the annual award payout percentage will be the average of the percentage of achievement of each measure, rounded to the nearest whole percentage. After the end of the Plan Year, the Compensation Committee will determine in good faith and its sole discretion the annual award payout percentage based on the actual level of achievement toward each financial measure comprising the Annual Corporate Performance Goals, using competent and reliable information, including but not limited to audited financial statements if available. A Participant's annual award payout amount will equal the product of the Participant's Base Salary, the Participant's Target Award Level, the Participant's Annual Award Level and the annual award payout percentage determined by the Compensation Committee.

4.3.
The CEO will establish the Quarterly Performance Goals. No Participant will receive payment under the Plan for any quarterly Performance Period unless the Quarterly Performance Goals are met for such quarter. If Quarterly Performance Goals are met for such quarter, a Participant's quarterly award payout amount will equal the product of the Participant's Base Salary, the Participant's Target Award Level, the Participant's Quarterly Award Level and the Participant's Quarterly Award Results. Any corresponding quarterly awards will be paid to eligible Participants following the approval of the amount by the CEO.

4.4.
The Compensation Committee shall have the authority to adjust the Annual Corporate Performance Goals, and the CEO shall have the authority to adjust the Quarterly Performance Goals, in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. Payments will be calculated for each Performance Period based on actual performance achievement and may be amended as described in Section 5.

4.5.
If an employee becomes a Participant during a Performance Period, then, unless otherwise approved by the Compensation Committee for executive officers or by the CEO for other Participants, the Participant's award payout amount for that Performance Period will be prorated to reflect the portion of the period he or she participated in the Plan. Specifically, the award payout amount will be multiplied by a fraction, the numerator of which is the number of days in the Performance Period during which s/he was a Participant and the denominator of which is the total number of days in the Performance Period.

4.6.
If a Participant is on a leave of absence (other than a leave of absence where the Participant continues to be paid his or her full base salary through the Company's payroll system(s), except payments received under the Company's short term disability income protection plan), for all or part of a Performance Period, to the extent permitted by applicable law, the award payout amount for that Performance Period will be prorated to reflect the portion of the period the Participant was not on such leave of absence. Specifically, the award payout amount will be multiplied by a fraction, the numerator of which is the number of days in the Performance Period during which s/he was not on leave and the denominator of which is the total number of days in the Performance Period.

4.7.
If the Compensation Committee for executive officers or the CEO for all other Participants approves a change in a Participant's Target Award Level during a Performance Period, the Participant's award payout amount will be prorated to reflect the portion of the Performance Period each respective Target Award Level was applicable. Specifically, the full award payout amount will be calculated at each Target Award Level and then multiplied by a fraction, the numerator of which is the number of days in the Performance Period during which that Target Award Level was in effect and the denominator of which is the total number of days in the Performance Period. Those prorated award payout amounts will be summed to determine the total payout amount for the period accounting for the change in Target Award Level.

5.	ADMINISTRATION

5.1.
The Plan Administrators, in their respective capacities, have the authority to interpret the Plan, and the Plan Administrators' interpretations, in their respective capacities, shall be final and binding on all Plan Participants. The Director of Compensation and Benefits will have oversight responsibility for consistent application of the Plan, appropriate documentation and timely payment.

5.2.
Participants must be approved for inclusion in the Plan each Plan Year. Participation in a predecessor incentive compensation plan does not entitle any Company employee to be selected for participation in this Plan. If a Participant's duties and responsibilities materially change during the Plan Year, the Compensation Committee for executive officers or the CEO for all other Participants shall have the option to terminate the Participant's participation in the Plan prior to the end of a Performance Period or otherwise modify the Participant's Individual Goals and/or Target Award Level due to such change.

5.3.
At all times, this Plan shall be interpreted and operated so that the awards payable under this Plan shall either be exempt from or comply with the provisions of section 409A of the Code and the treasury regulations relating thereto so as not to subject any Plan Participant to the payment of interest and/or any tax penalty that may be imposed under section 409A of the Code with respect to the Plan.

5.4.
This Plan shall not be construed to give Participants a right of continued employment with the Company. The establishment and maintenance of this Plan shall in no way affect the Company's ability to award additional bonuses to employees of the Company.

5.5.
In order to ensure the Company's best interests are met, the amount of a payment on an award otherwise calculated in accordance with this Plan may be increased, decreased or eliminated at any time prior to payment, in the sole discretion of the CEO, except that no change with respect to any award to any executive officer of the Company shall be made without Compensation Committee approval; provided, however, that so long as the Participant is not in breach of his or her obligations under his or her Employee Agreement Regarding Confidential Information, Intellectual Property, and Non Competition with the Company, payments due as result of a Change In Control, as otherwise provided in this Plan, cannot be decreased or eliminated without the prior written approval of the Participant.

5.6.
When awarded, payments under the Plan will be made as soon as practicable after the end of the applicable award period, and in any event, payments will be made no later than the end of the second fiscal quarter following the Performance Period to which the payments relate. Notwithstanding the foregoing, if a Participant is eligible for payment of: (i) all or part of an annual award as a result of his or her death or termination of his or her employment on account of his or her disability or retirement as provided in Paragraph 5.9 or as a result of his or her involuntary termination under the Severance Plan for Section 16 Officers, if applicable, the payment will be made no later than the 15th day of the third month after the later of the end of the Company's tax year in which such death, disability, retirement or involuntary termination occurs or the end of the Participant's tax year in which such death, disability, retirement or involuntary termination occurs; (ii) 100% of a quarterly award as provided in Paragraph 6.3 due to a Change In Control, payment will be made without exception on or before the 15th day of the third month following the end of the Performance Period; and/or (iii) 100% or more of an annual award as provided in Paragraph 6.3 due to a Change In Control, payment will be made without exception no later than the 15th day of the third month after the later of the end of the

Company's tax year in which the Change In Control occurs or the end of the Participant's tax year in which the Change In Control occurs.

5.7.
Unless otherwise provided in the individual's employment offer, a new hire will commence participation in the Plan as of the date of hire. An existing employee who becomes eligible to participate in the Plan after the start of the Plan Year will commence participation in the Plan on the start date approved by the Compensation Committee in the case of an executive officer or by the CEO in all other cases.

5.8.
If a Participant in the Plan remains employed by the Company, but after the start of the Plan Year becomes ineligible to continue to participate in the Plan, unless otherwise approved by the Compensation Committee in the case of an executive officer or by the CEO in all other cases, the Participant will not be eligible for an award for any Performance Period that is partially completed as of the date he or she becomes ineligible to participate in the Plan.

5.9.
In the case of termination of employment due to the Participant's retirement, death or disability (as disability is defined in Section 3.1 above), the Participant will be entitled to a payment under this Plan for any Performance Period commenced prior to the Participant's termination of employment based on the actual performance measurement results for such period, and the Participant's award payout amount for that Performance Period shall be prorated to reflect the portion of the period the Participant was employed. Specifically, the award payout amount will be multiplied by a fraction, the numerator of which is the number of days in the Performance

Period during which s/he was a Participant and the denominator of which is the total number of days in the Performance Period.

5.10.
This Plan will be reviewed and evaluated at minimum on an annual basis. The Company has no obligation to implement the Plan for any fiscal period and has the right at any time, without notice, to update, modify or discontinue the Plan or any practice under which any similar payments have been previously made; provided, however, that the Company may not amend or terminate the Plan in a manner that affects a payment that has already become payable to a Participant.

6.	OTHER PROVISIONS

6.1.
Non-Transferability. No right or interest of any Participant in this Plan is assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge, and bankruptcy, except that the right to receive any form of compensation payable hereunder may be assigned or transferred by will or laws of descent and distribution.

6.2.
No Rights to Company Assets. No Plan Participant nor any other person will have a right in, nor title to, any assets, funds or property of the Company or any of its subsidiaries through this Plan. Any earned incentives will be payable from the Company's general assets. Nothing contained in this Plan constitutes a guarantee by the Company or any of its subsidiaries that the assets of the Company and its subsidiaries will be sufficient to pay any earned incentives.

6.3.
Change In Control. In the event a Change In Control occurs during the Plan Year, notwithstanding any language in this Plan to the contrary, each Participant's performance measurement against Individual Goals for any quarterly Performance Period ending after the effective date of the Change In Control will be 100% and the Quarterly Corporate Performance Goals for such Performance Period will be deemed met, and the performance measurement against corporate goals for the Plan Year will be the greater of 100% or such performance measurement as is determined in accordance with this Plan, regardless of whether such Participant is employed at the end of the applicable award period. For purposes of determining the award after a Change In Control, the Participant's Base Salary used to calculate any payout for any Performance Period ending after the effective date of the Change In Control shall be the greater of the Participant's annual base salary in effect on the day prior to the Change In Control or Participant's annual base salary in effect on the last day of the Performance Period. If the Participant's employment is terminated due to retirement, death or disability after a Change in Control, the award payout amount calculated in accordance with this Section shall be prorated to reflect the portion of the period he or she participated in the Plan. Specifically, the award payout amount will be multiplied by a fraction, the numerator of which is the number of days in the Performance Period during which s/he participated in the Plan and the denominator of which is the total number of days in the Performance Period.

6.4.
Priority of Written Agreement. Notwithstanding any language in this Plan to the contrary, the terms and conditions of any written agreement between the Company and a Participant regarding payment of one or more awards upon termination of employment for any reason or in the event of a Change In Control shall supersede and control with respect to payment of any such awards to the Participant and no payments (other than those already earned but not yet paid) will occur under this Plan except as provided in such written agreement, provided that the written agreement was approved by the Compensation Committee if the Participant was an executive officer at the time of execution of the agreement or by the CEO in any other case.